LISANTI CAPITAL GROWTH, LLC

Code of Ethics and Procedures pursuant to
Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940

(Updated 10/12/2017)

INTRODUCTION

This code of ethics (including Appendix A) has been adopted as amended on September 8, 2017 by Lisanti Capital Growth, LLC (the “Adviser,” the “Firm” or “Lisanti”) in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Adviser Act of 1940 (the “Advisers Act”). This code of ethics supersedes the code of ethics previously adopted by the Adviser.

Rule 17j-1(b) makes it unlawful for any access person of the Adviser in connection with the purchase or sale, directly or indirectly, by that person of a security held or to be acquired by any registered investment company advised or sub-advised by the Adviser (the “Funds”):

1.	To employ any device, scheme or artifice to defraud the Funds;

2.
To make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

4.	To engage in any manipulative practice with respect to the Funds.

Rule 17j-1 (c) requires the Adviser to adopt a written code of ethics containing provisions reasonably necessary to prevent their access persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(b). Rule 17j-1(c) also requires the Adviser to use reasonable diligence and institute procedures reasonably necessary to prevent violations of this code.

Rule 204A-1 requires the Adviser to adopt a written code applicable to its supervised persons. This written code of ethics must establish standards of business conduct reflecting the fiduciary obligations of the Adviser and its personnel and impose personal securities reporting measures designed to prevent access persons from abusing their access to information about clients' securities transactions.

STATEMENT OF POLICY

This code of ethics is based upon the principle that the officers, managing general partners, directors and employees of the Adviser owe a fiduciary duty to shareholders of the Funds and advisory clients to conduct personal trading activities in a manner that clearly does not interfere with the Funds’ or individual advisory clients’ portfolio transactions or take advantage of a relationship with the Adviser.  Persons covered by this code of ethics must adhere to these general principles as well as the code's specific requirements. Access persons effecting personal securities transactions must at all times place the interests of the Funds and advisory clients ahead of their own pecuniary interests.  All personal securities transactions by access persons must be conducted in accordance with this code of ethics and in a manner to avoid any actual or potential conflict of interest or any abuse of an access person’s position of trust and responsibility. Each access person must also comply with applicable Federal Securities Laws.

Without limiting the foregoing, it is the intention of the Adviser that this code of ethics will not prohibit personal securities transactions by access persons made in accordance with the letter and the spirit of the code.

This code of ethics also speaks to Rule 206(4)-8 under the Investment Advisers Act, which prohibits advisers to pooled investment vehicles from making false or misleading statements to or otherwise defrauding investors or prospective investors in pooled investment vehicles they advise.

Accordingly, the code of ethics of the Adviser is set forth below:

DEFINITIONS

A.	“Access person” means any director, officer, general partner (or other person occupying a similar status or performing similar functions) or Advisory person of the Adviser.

B.	“Acquisition” or “acquire” includes any purchase and the receipt of any gift or bequest of any covered security.

C.	“Advisory person” means

1.	Any director, officer or employee of the Adviser (or of any company in a control relationship to the Adviser)

a.
Who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to information about the purchase or sale of covered securities held or to be acquired by any Fund or advisory client or information regarding the portfolio holdings of any Fund or advisory client, or

b.	Whose functions relate to or is involved in the making of any recommendations about these purchases or sales or has access to such recommendations that are nonpublic; and

Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any Fund or advisory client about the purchase or sale of covered securities held or to be acquired

D.	“Affiliated Fund” or “Fund” means:

1.	Any fund for which Lisanti serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)); or

2.
Any fund whose investment adviser or principal underwriter controls  Lisanti, is controlled by  Lisanti, or is under common control with  Lisanti. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

E.
“Access Person of Affiliate” means any director, officer, general partner (or other person occupying a similar status or performing similar functions) or Advisory person of  Lisanti’s affiliatesDinosaur Capital Management and Dinosaur Financial Group, LLC.

F.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

G.
“Beneficial ownership” means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Act of 1934 (the “1934 Act”)) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security.  While the definition of “pecuniary interest” in subparagraph (a)(2) of Rule 16a-1 is complex, this term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have beneficial ownership of any family member’s account.

H.	“Business day” refers to any day on which the New York Stock Exchange is open for business.

I.	“Compliance Supervisor” means the Chief Compliance Officer or persons under her authority of the Adviser.

J.
“Control” has the same meaning as in section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

K.	“Covered security” means a security as defined in section 2(a)(36) of the 1940 Act and Rule 204A-1(e)(10) under the Advisers Act, other than:

1.	Direct obligations of the government of the United States.

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds other than the Funds; or

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are the Funds.

L.	“Covered security held or to be acquired” means:

1.	Any covered security which, within the most recent 15 days:

a.	Is or has been held by any Fund; or

b.
Is being or has been considered by the Adviser for purchase by any Fund. A covered security is “being or has been considered for purchase” when the portfolio manager for a Fund is giving or has given serious consideration to a purchase of the covered security.

2.	Any option to purchase or sell, and any security convertible into, or exchangeable for, a covered security described in paragraph 1 of this definition.

M.	“Disposition” or “dispose” includes any sale and the making of any personal or charitable gift of covered securities.

N.	“Family member” of an access person means

1.	That person’s spouse or minor child;

2.	Any adult related by blood, marriage or adoption to the access person (a “relative”) who shares the access person’s household; and

3.	Any relative who is dependent on the access person for financial support.

O.
“Federal Securities Laws” means (i) the Securities Act of 1933, (ii) the Securities Exchange Act of 1934, (iii) the Sarbanes-Oxley Act of 2002, (iv) the Investment Company Act of 1940, (v) the Investment Advisers Act of 1940, (vi) Title V of the Gramm-Leach Bliley Act, (vii) any rules adopted by the SEC under any of the these statutes, (viii) the Bank Secrecy Act as it applies to funds and advisers, and (ix) any rules adopted there under by the SEC or the Department of the Treasury.

P.	“Fund investment person” means:

i.	Any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular function or duties, makes or participates in making recommendations regarding the purchase or sale of securities by any Fund; or

ii.	Any natural person who controls the Adviser and who obtains information concerning recommendations made to any Fund regarding the purchase or sale of securities by any Fund.

Q.
“Initial public offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

R.	“Limited offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or Rule 504, 505 or 506 under the 1933 Act.

S.
“Material Non-Public Information” about an issuer is information, not yet released to the public that would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of that issuer.

T.
“1940 Act” means the Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to any Fund.

U.	“Purchase or sale of a security” includes, among other things, transactions in options to purchase or sell a security.

V.	“Security” has the same definition as in section 2(a)(36) of the 1940 Act and Rule 204A-1(e)(10) of the Advisers Act.

W.	“Securities Transactions” are defined as transactions in equity securities, fixed income securities, and derivatives of such (options, futures, etc).

X.	“Unlawful action” means any of the actions, engaged in by an access person of the Adviser listed in paragraphs 1 through 4 of the Introduction to this code.

PROHIBITED PURCHASES AND SALES

A.	Timing of Personal Transactions.

No access person may purchase or sell, directly or indirectly, any covered security in which the access person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the access person knows or reasonably should know that the covered security, at the time of the purchase or sale:

1.	Is being considered for purchase or sale by a Fund or advisory client in the time frames stated in the “Blackout Period” provision in item “E”

2.	Is being purchased or sold by a Fund or advisory client; or

3.	Is currently held by a Fund or advisory client.

However, new employees who already have a position in a stock that is also held by a Fund or advisory client will not be required to liquidate the position upon joining the Firm.

B.	Improper Use of Information.

No access person may use his or her knowledge about the covered securities transactions or holdings of a Fund or advisory client in trading for any account that is directly or indirectly beneficially owned by the access person.  Any investment ideas developed by an access person of the Adviser suitable for Lisanti’s small or SMID cap growth strategies must be made available to the Funds and advisory clients before that access person may engage in personal transactions in covered securities based on these ideas.

C.	Front-Running.

No access person may engage in front-running an order or recommendation for a Fund or advisory client, regardless of who is handling or generates the order or recommendation. Front-running means purchasing or selling the same or underlying covered securities, or derivatives based on these securities, ahead of and based on knowledge of Fund and/or advisory client securities transactions that are likely to affect the value of these securities.

D.	Initial Public Offerings and Limited Offerings.

Each access person must obtain pre-approval from the Adviser’s Compliance Supervisor before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

Each access person who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Compliance Supervisor if they play a material role in the subsequent investment decision regarding the same issuer on behalf of a Fund or advisory client; this separate disclosure must be made even though the access person has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section.  Once disclosure is given, an independent review of the Fund and/or advisory client’s investment decision will be made.

E.	Blackout Periods—Fund Investment Persons and Advisory Persons Only.

1.
A Fund investment person or advisory person may not buy or sell a covered security held by or to be acquired for investment accounts in which the Fund investment person or advisory person has any direct or indirect beneficial ownership for three business days before and three business days after a Fund or advisory client’s transaction in that covered security.

2.
The primary portfolio manager of each Fund or advisory client is prohibited from buying or selling a covered security for any account in which the portfolio manager has any direct or indirect beneficial ownership, for seven business days before and three business days after a Fund or advisory client’s transaction in that covered security.

F.	Holding Periods - Affiliated Fund Transactions.

Investments in any of the Funds made by access persons or advisory persons of the Advisor have a holding period of 90 days. The primary portfolio manager of each Fund is subject to a one-year holding period. Holding periods for equity and option positions do not apply to situations, in which the employee is closing their position at a loss, provided the trade is pre-approved as applicable. A senior member of the Compliance Department may waive holding periods on a case-by-case basis through pre-clearance.

TRANSACTION PRE-APPROVAL REQUIREMENTS

All equity and option transactions contemplated by any Access Person of Lisanti must be pre-approved by the Chief Compliance Officer and the President.. A request must be submitted to the Compliance Officer and the President via email; the request should include the account name, account number, the number of shares and the type of transaction (buying or selling) contemplated. Written approval must be received from the Compliance Officer and the President before an Access Person can affect any transaction. All pre-approvals are valid for one (1) business day. At the close of business, if not acted upon, a new pre-approval is required to be requested. Lisanti has an affiliated Registered Investment Advisor, Dinosaur Capital Management (DCM).. While Lisanti and DCM are separate registered investment advisory firms, due to their affiliation, the appearance of conflict can arise. Lisanti purchases for clients smaller, more illiquid securities; a purchase or sale for a large client can have a market impact. Therefore, to guard against the appearance of conflict, Lisanti holdings will be placed on a “watch” list by DCM compliance, and will be checked against the transaction requests of DCM employees.

EXEMPTED TRANSACTIONS

The prohibitions of subsections A, B, C, E and F of section III of this code do not apply to:

A.	Non-Controlled Accounts.

Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

B.	Ineligible Securities.

Purchases or sales of securities which are not eligible for purchase or sale by any Fund;

C.	Non-Volitional Transactions.

Purchases or sales which are non-volitional on the part of the access person;

D.	Automatic Investment Plans.

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.	Automatic Dividend Reinvestments.

Purchases which are part of an automatic dividend reinvestment plan;

F.	Exercises and Sales of Rights.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired; and

G.	Gifts.

The receipt of securities as gifts and bequests.

H.	Pre-Approved Transactions.

Purchases or sales that receive the prior approval of the Compliance Supervisor because:

1.	They are only remotely potentially harmful to the Funds and other advisory clients;

2.	They would be unlikely to affect a highly institutional market; or

3.	They clearly are not related economically to the covered securities to be purchased, sold or held by the Funds or other advisory clients.

REPORTING

An access person must submit to the Compliance Supervisor, on forms designated by the Compliance Supervisor, some or all of the following reports as to all covered securities, affiliated funds and brokerage accounts in which the access person has, or by reason of a transaction acquires, beneficial ownership.

A.
Initial Holdings Reports.  Not later than 10 days after an access person becomes an access person (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person), the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each covered security or affiliated fund in which the access person had any direct or indirect beneficial ownership when the access person became an access person;

2.
The name of any broker, dealer or bank with whom the access person maintained an account containing securities (including but not limited to covered securities or affiliated funds) in which the access person had any direct or indirect beneficial ownership as of the date the access person became an access person; and the date the report is being submitted by the access person.

B.	Quarterly Transaction Reports.

Not later than 30 days after the end of each calendar quarter, the following information:

1.
Covered Securities Transactions and Affiliated Funds: For any transaction during the calendar quarter involving a covered security or affiliated fund in which the access person had any direct or indirect beneficial ownership:

a.
The date of the acquisition or disposition, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of each covered security or affiliated fund;

b.	The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition):

c.	The price of the covered security or affiliated fund at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected;

e.	Certification that if the transaction is disposition of shares of an affiliated mutual fund, that the shares were held for the applicable minimum holding period (FIFO); and

f.	The date the report is being submitted by the access person.

2.
Brokerage Accounts: For any account established by the access person containing securities (including but not limited to covered securities or affiliated funds) in which the access person had a direct or indirect beneficial ownership during the quarter:

a.	The name of the broker, dealer or bank with whom the access person established the account;

b.	The date the account was established; and

c.	The date the access person is submitting the report.

3.
If There Are No Transactions or New Accounts: If no reportable transactions in any covered securities or affiliated funds were effected or new accounts opened during a calendar quarter, the affected access person must submit to the Compliance Supervisor, within thirty calendar days after the end of the quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter

4.	Annual Holdings Reports.

At least once each 12 month period on a date specified by the Compliance Supervisor (typically in January of each calendar year) and as of a date within 45 days before this reporting deadline, the following information:

a.
The title and type of security, and as applicable the exchange symbol or CUSIP number, number of shares and principal amount of each covered security or affiliated fund in which the access person had any direct or indirect beneficial ownership;

b.
The name of any broker, dealer or bank with whom the access person maintained an account containing securities (including but not limited to covered securities or affiliated funds) in which the access person had any direct or indirect beneficial ownership; and

c.	The date the access person is submitting the report.

The annual holdings report will be part of the quarterly transaction report for calendar year end.

C.	Disclaimer of Beneficial Ownership.

Any report submitted by an access person in accordance with this code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect beneficial ownership in any covered security, affiliated fund or brokerage account to which the report relates.  The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

D.	Alternative Reporting Procedures.

To the extent consistent with rule 17j-1 under the 1940 Act, and rule 204-2(a)(12) under the Investment Advisers Act of 1940, the Compliance Supervisor may approve other alternative reporting procedures.

E.	Initial and Annual Certification of Compliance.

1.	Each access person, within ten (10) days after becoming an access person, must certify, on a form designated by the Compliance Supervisor, that the access person:

a.	Has received, read and understands this code of ethics and recognizes that the access person is subject to the code;

b.	Will comply with all the requirements of this code of ethics; and

c.	Has disclosed to the Compliance Supervisor all holdings of covered securities or affiliated funds and all accounts, if any, required by this code of ethics to be disclosed or reported.

2.	Each access person must also certify annually (by a date specified by and on the form designated by the Compliance Supervisor) that the access person:

a.	Has received, read and understand this code of ethics and recognizes that the access person is subject to the code;

b.	Has complied with all the requirements of this code of ethics; and

Has disclosed or reported all personal securities transactions, holdings and accounts, if any, required by this code of ethics to be disclosed or reported.

OTHER RESPONSIBILITIES OF ACCESS PERSONS

A.	Non-Disclosure of Confidential Information.

No access person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to or executed on behalf of any Fund.

B.	No Insider Trading.

No access person of the Adviser may purchase or sell securities while in possession of material non-public information about the issuer of the securities or communicate material non-public information to any other person.

C.	Outside Brokerage Accounts

No access person of the Adviser may have a direct or indirect beneficial interest in a brokerage or similar account in which securities may be traded with any financial institution other than the Adviser or its broker-dealer service provider. Any requests to open (or for new employees, maintain) an account at another broker-dealer must be made by the employee in writing. The Compliance Supervisor may grant exceptions to this prohibition with notice first given to the portfolio manager. If an exception is granted, the access person will be responsible for making sure that duplicate copies of all confirmations and monthly brokerage statements are sent to the Compliance Supervisor.

D.	Acceptance of Gifts and Entertainment

Access persons of the Adviser recognize the conflict of interest that arises when presented with gifts, favors, or other forms of consideration (gifts and entertainment) from persons doing business, or hoping to do business with, mutual funds.

Access persons of the Adviser may not accept any gift or other item of more than a de minimis value from any person or entity that does business with or on behalf of any Fund or the Adviser.  These items do not include the following:

1.	Unsolicited entertainment,

2.	Occasional business meals or promotional business items of de minimis value consistent with customary business practice.

Access persons of the Adviser may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser.

For more details regarding the Adviser’s policy, refer to the Adviser’s Standard Operating Procedure, Gifts & Gratuities Policy.

E.	Service as a Director

Access persons of the Adviser may not serve on the board of directors of any publicly traded company without the prior approval of the Compliance Supervisor. This approval will be based upon a determination that the board service would be consistent with the interests of the Adviser or the Funds.

F.	Prohibition of Fraud to Certain Pooled Investment Vehicles

All access persons (or any other person associated with the Firm) are prohibited from making false or misleading statements to or otherwise defrauding investors or prospective investors in pooled investment vehicles they advise.

All marketing material and sales literature, including RFPs, must be pre-approved by the Compliance department. Any marketing material or sales literature created for an Advised Fund must also be approved by the Fund Distributor’s Compliance staff.
Detailed Firm policies and procedures governing communications with the public are located within Lisanti’s General Supervisory Procedures.

G.	Campaign Contributions.

While access persons are not prohibited from doing so, the following is strongly discouraged::making direct or indirect campaign contributions to any government officials, political parties, or political action committees; coordinating or soliciting any person or political action committee to make any contributions to any officials of any government entities or payments to any political parties. Payment means any gift, subscription, loan, advance, or deposit of money or anything of value.  All employees are required to make certain that any of the above comply with rule 206(4)-5 of the Investment Advisors Act and all client restrictions on the above, and to certify quarterly compliance with rule 206(4)-5 and client restrictions.

H.	Duty to Report Violations.

All access persons must report any violation of this code to a Compliance Supervisor. Anonymous reporting is permissible.  Retaliation against an employee for reporting of a violation is a further violation of this code. Any acts of retaliation will result in sanctions against the appropriate individual as discussed below. If the Compliance Supervisor is someone other than the Chief Compliance Officer, then the Compliance Supervisor will periodically report all violations to the Chief Compliance Officer.

CONFIDENTIALITY.

All information obtained from any access person under this code normally will be kept in strict confidence by the Adviser except as follows.

A.	Legally Required Disclosure.

Reports of transactions and other information obtained under this code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser.

B.	Disclosure to Management and Counsel.

In the event of violations or apparent violations of the code, this information may be disclosed to appropriate management and supervisory personnel of the Adviser, to the board and officers of any other affected Fund and to any legal counsel for the above persons.

DUTIES OF THE COMPLIANCE SUPERVISOR.

A.	Identifying and Notifying Access Persons.

The Compliance Supervisor will identify each access person and notify each access person that the person is subject to this code of ethics, including the reporting requirements.

B.	Providing Information to Access Persons.

The Compliance Supervisor will furnish all access persons with a copy of this code and provide advice, with the assistance of counsel, about the interpretation of this code.

The Compliance Supervisor will also provide each access person with copies of any amendments to this code.

C.	Reviewing Reports.

The Compliance Supervisor will review the reports submitted by each access person to determine whether there may have been any transactions prohibited by this code of ethics. In reviewing reports, the Compliance Supervisor will comply with the Adviser’s then current procedures for reviewing access persons’ personal trading reports.  The Compliance Supervisor will not review his or her own personal trading reports.  Another member of the Compliance Department will review those reports and report any issues to the Compliance Supervisor’s manager.

D.	Maintaining Records.

The Compliance Supervisor will:

1.
Preserve in an easily accessible place, a copy of this code of ethics and any other code of ethics that has been in effect at any time within the past five years (the first two years in an appropriate office of the Adviser);

2.	Maintain in an easily accessible place a list of all access persons who are, or within the past five years have been, required to make reports;

3.	Maintain a record of all written acknowledgements of the code for each individual who is currently or within the past five years was deemed to be an access person;

4.
Preserve in an easily accessible place for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an appropriate office of the Adviser, a copy of each report submitted by an access person and a copy of any written memoranda prepared by the Compliance Supervisor in connection therewith;

5.
Preserve in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an appropriate office of the Adviser, a record of any violation of this code of ethics and of any action taken as a result of that violation;

6.
Preserve in an easily accessible place for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an appropriate office of the Adviser, a copy of

a.	Each report made to the board of any Fund, including any written report describing any material violations of the code or procedures or sanctions imposed in response to material violations and

b.	Any documents certifying that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating this code; and

7.
Maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Fund investment person of covered securities in an initial public offering or limited offering for at least five years after the end of the fiscal year in which the approval is granted in an easily accessible place, the first two years in an appropriate office of the Adviser.

SANCTIONS.

Upon determining that an access person has violated this code of ethics, the Adviser’s President, after consulting with the Adviser’s Chief Compliance Officer, management, the access person’s supervisor, or the board of any applicable Fund, as appropriate, may impose such sanctions, as the President deems appropriate. These include, but are not limited to, a warning or other entry in the access person’s personnel records, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, suspension, demotion, termination of employment or referral to civil or criminal authorities.

APPROVAL OF CODE OF ETHICS AND AMENDMENTS.

The board of any Fund, including a majority of disinterested board members (collectively, the “Fund boards”), must approve this code of ethics and any material changes to this code.

A.
Board Findings. Each Fund board must base its approval of this code and any material changes to this code on a determination that the code contains provisions reasonably necessary to prevent access persons from engaging in any unlawful actions.

B.
Certification. Before approving this code or any amendment to this code, each Fund board must receive a certification from the Adviser that it has adopted procedures reasonably necessary to prevent access persons from violating this code of ethics.

C.	Approval of Amendments. Each board must approve any material change to this code no later than six months after adoption of the material change.

D.	Annual Report. The Compliance Supervisor shall submit to the Fund boards an annual report including:

1.
Any issues under this Code or its procedures since the last report to the Fund's board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.	A certification that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating the code.

APPENDIX A

Beneficial Ownership

The only guidance as to what constitutes beneficial ownership is provided by rules and releases of the SEC and court cases, which generally may be summarized as follows:

A.	Securities Owned of Record or Held in Your Name.

Securities owned of record or held in your name are generally considered to be beneficially owned by you.

B.	Securities Held in the Name of Any Other Person.

Securities held in the name of any other person are deemed to be beneficially owned by you if, because of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership. These benefits include the power to vote, or to direct the disposition of, securities.

Beneficial ownership includes securities held by others for your benefit (regardless of record ownership), e.g.:

•	Securities held for you or family members (as defined in the code of ethics) by agents, custodians, brokers, trustees, executors or other administrators;

•	Securities owned by you, but which have not been transferred into your name on the records of the issuer;

•	Securities which you have pledged;

•	Securities owned by a partnership of which you are a member; and

•	Securities owned by your personal holding corporation.

You are presumed to beneficially own securities held in the name or for the benefit of family members, unless because of special and countervailing circumstances, you do not enjoy benefits substantially equivalent to ownership.  Benefits substantially equivalent to ownership include, for example:

•	Application of the income derived from these securities to maintain a common home or to meet expenses which that person otherwise would meet from other sources, and

•	The ability to exercise a controlling influence over the purchase, sale or voting of these securities.

You are also presumed to be the beneficial owner of securities held in the name of some other person, even though you do not obtain benefits of ownership, if you can vest or revest title in yourself either immediately or at some future time.

C.	Rights to Acquire Securities Within Sixty Days.

In addition, SEC rules deem a person to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security at any time (within 60 days) including but not limited to any rights to acquire the security:

•	Through the exercise of any option, warrant or right;

•	Through the conversion of a security; or

•	Pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

D.	Securities Held in Trust.

Beneficial ownership includes the ownership of securities held in trust by you, as a trustee, if either you or a family member has a vested beneficial interest in the income, principal or other assets of the trust.  As settlor of a trust you also have beneficial ownership of securities in the trust, if you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. There are certain exemptions to these trust beneficial ownership rules. One of these exemptions applies if you would have beneficial ownership of securities solely because of being a settlor or beneficiary of the trust, but your approval is not needed for the trust to own, acquire or dispose of securities.

E.	Securities Held Indirectly.

Stockholders or partners of a company who use it as a personal securities trading or investment medium are presumed to be beneficial owners of their proportionate shares of these securities and investments if the company has no other substantial business.  A general partner of a partnership is considered to have indirect beneficial ownership in the interest in securities held by the partnership.

You will not be deemed to have any indirect beneficial ownership in portfolio securities held by

•	Any holding company registered under the Public Utility Holding Company Act of 1935,

•	Any investment company registered under the Investment Company Act of 1940,

•	An employee pension or retirement plan or

•	A business trust with more than 25 beneficiaries.

F.	Other Considerations.

Beneficial ownership must be determined in light of the facts of a particular case.  Thus, while you may have to report security holdings and brokerage accounts of family members, you may nonetheless disclaim beneficial ownership of these securities and accounts. Contact the Compliance Supervisor if you have any questions about how to determine whether you have beneficial ownership of securities.